Exhibit 10.1

Separation and Consulting Agreement

This Separation and Consulting Agreement ("Agreement") is entered into as of October 31, 2014 (the "Execution Date") by and between Insys Therapeutics, Inc., a Delaware corporation (the "Insys"), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as, the "Insys Group"), and Christopher Homrich ("Mr. Homrich") (Insys and Homrich are collectively referred to herein as the "Parties").

WHEREAS, Mr. Homrich has previously entered into an Offer Letter with Insys dated as of February 4, 2014 (his “Former Employment Agreement”) and has decided to resign from his position with Insys and pursue other opportunities;

WHEREAS, Mr. Homrich's last day of employment with Insys is October 27, 2014 (the "Separation Date");

WHEREAS, Insys, based on Mr. Homrich existing duties, knowledge and expertise believes it is desirable and in its best interest of Insys to utilize Mr. Homrich for consulting services for a period of time after the Separation Date and Mr. Homrich has agreed to do so consistent with the terms and conditions hereof; and

WHEREAS, the Parties hereto, in connection with Mr. Homrich’s resignation, wish to clarify other terms, conditions and obligations of the Parties in connection with Mr. Homrich’s separation.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which each Party acknowledges, the Parties agree as follows:

After the Separation Date, Mr. Homrich will not represent himself as being an employee, officer, agent or representative of Insys for any purpose and Mr. Homrich hereby resigns any position(s) held with Insys or its subsidiaries as of the Separation Date. Without limiting the foregoing, Mr. Homrich specifically agrees to update any and all social media accounts Mr. Homrich accesses, uses or maintains to reflect the fact that Mr. Homrich is no longer employed by Insys within three days of the Separation Date. For purposes of this paragraph, social media accounts include but are not limited to Facebook, LinkedIn, Twitter and Four Square. The Separation Date will be the employment termination date for Mr. Homrich for all purposes and, except as specifically set forth in this Agreement, Mr. Homrich will no longer be entitled to any further compensation, monies or other benefits from Insys, including coverage under any benefits plans or programs sponsored by Insys.

1.             Insys’ Waiver and Release and Mr. Homrich’s Representations and Agreements Related to Separation.

(a)     Insys Release. Insys, on behalf of itself, expressly waives and releases any and all claims against Mr. Homrich that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the Parties' execution of the Agreement; (b) Mr. Homrich’s breach of any terms and conditions of the Agreement and (c) Mr. Homrich’s criminal activities or intentional misconduct occurring during Mr. Homrich’s employment with Insys. Insys specifically represents, warrants and confirms that: (a) it has no claims, complaints or actions of any kind filed against Mr. Homrich with any court of law, or local, state or federal government or agency; and (b) it is not aware of, without any independent investigation or inquiry, any criminal activities or intentional misconduct engaged in by Mr. Homrich in relation to Insys’ business.

(b)     Mr. Homrich’s Representations. In exchange for Insys’ waiver and release and the consideration described in this Section 1, which Mr. Homrich acknowledges to be good and valuable consideration for his obligations hereunder, Mr. Homrich hereby represents that he intends to fully settle any and all claims he may have against Insys as a result of his hire, employment or separation from employment with Insys. Mr. Homrich specifically represents, warrants and confirms that: (a) he has no claims, complaints or actions of any kind filed against the Insys Group with any court of law, or local, state or federal government or agency; (b) he has been properly paid for all hours worked for Insys, and that all commissions, bonuses and other compensation due to him has been paid, with the exception of (i) his final payroll check for his salary through the Separation Date above, which will be paid on the next regularly scheduled payroll date and (ii) any options to purchase the Insys’ common stock under any of the Insys’ option plan(s) which shall be governed by the terms of the applicable plan document and award agreements as adjusted by the accelerated vesting set forth in this Section 1 below; and (c) he has not engaged in, and is not aware of, any unlawful conduct in relation to the business of Insys.

If any of these statements are not true, Mr. Homrich cannot sign this Agreement and must notify Insys immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify Mr. Homrich from receiving these benefits, but will require Insys’ review and consideration.

(c)     Future Cooperation. At the request of Insys, Mr. Homrich agrees to execute any documents reasonably requested to effectuate or to facilitate his resignation(s) and the transition of any such positions or responsibilities to other employees of Insys. Mr. Homrich also agrees that his resignation and departure from his position(s) from Insys is not because of a disagreement with Insys on any matter relating to Insys’s operations, legal proceedings, governmental investigations, policies or practices, including those that would require disclosure under Item 5.02 ( or other item) of Form 8-K.

(d)     Acceleration of Mr. Homrich’s options. In consideration for Mr. Homrich’s release set forth herein and subject to Mr. Homrich having not revoked his signature prior to the Effective Date, Insys agrees to the accelerated vesting of unvested shares subject to any outstanding stock options granted to Mr. Homrich, such that, on the Effective Date (as defined below), Mr. Homrich shall be vested in one hundred percent (100%) of the shares subject to such an option award under the Insys’ options plan(s). Mr. Homrich’s sole option award with respect to Insys equity is set forth in subsection (e) directly below. Mr. Homrich understands, acknowledges and agrees that the acceleration of his options exceed what he is otherwise entitled to receive upon separation from employment as set forth in his Former Employment Agreement, and that these benefits are in exchange for executing the release in this Agreement. Mr. Homrich further acknowledges no entitlement to any additional compensation and payment in connection with his employment with Insys or ownership/equity in Insys or consideration not specifically referenced directly below in clause (e).

(e)     Executive Equity Ownership. For the sake of clarity, as of the Separation Date, the Parties agree that Mr. Homrich owns (i) no shares of Insys’ common stock and (ii) an option award with respect to 75,000 shares under Insys’ option plan. Other than the foregoing, Mr. Homrich agrees that he is not entitled to any other equity or right to equity in Insys.

(f)     Earned Base Salary and Incurred Expense Reimbursement. Within thirty (30) days of the Separation Date, Insys agrees to pay Mr. Homrich any earned but unpaid Base Salary (as described in his Former Employment Agreement) up to and including the Separation Date. Insys shall also pay Mr. Homrich any appropriate expense reimbursement request incurred prior to the Separation Date, if any, to be submitted by Mr. Homrich within fourteen (14) days after the Separation Date (with supporting documentation as required by Insys consistent with existing Insys policies and procedures) and paid by Insys within thirty (30) days after submission by Mr. Homrich (assuming the reimbursement request is properly submitted consistent with Insys policies and procedures and the expenses are otherwise deemed proper by Insys).

2.             Consulting and Cooperation.

(a)      Consulting Services. From the Separation Date and continuing through the end of twelfth (12th) consecutive month thereafter (the “Consulting Period”), Insys engages Mr. Homrich, and Mr. Homrich accepts such engagement, to consult with Insys and provide to Insys the reasonable assistance necessary to further research, develop, market and commercialize products of Insys that Mr. Homrich was directly or indirectly involved in while employed with Insys. Such service shall include assisting with any matter that is reasonably correlated to the work Mr. Homrich was performing while employed at Insys. Except as provided in Section 2 hereof, Mr. Homrich shall not be entitled to any additional compensation in connection with performance of the services hereunder. During the Consulting Period, the Parties acknowledge and agree that Mr. Homrich shall be an independent contractor (i.e., not an employee of Insys) with no power or authority to bind or represent Insys and neither Mr. Homrich nor Insys shall take any position to the contrary. Mr. Homrich shall provide consulting services during the Consulting Period for an amount of time that equals 20% or less of the average services performed by Mr. Homrich during the 36-month period immediately preceding the Execution Date.

(b)     Other Cooperation. The Parties also agree that certain matters in which Mr. Homrich has been involved during his employment may necessitate Mr. Homrich’s cooperation with Insys in the future, including but not limited to assistance and participation in routine and non-routine legal proceedings and litigation to which Insys is (or may be in the future) a party. Accordingly, during the Consulting Period, to the extent reasonably requested by Insys and subject to the 20% limitation in Section 2(a), Mr. Homrich shall cooperate with Insys in connection with other matters arising out of, or related to, Mr. Homrich’s service to Insys; provided that, nothing herein shall prevent Mr. Homrich from obtaining employment from a new Insys during the Consulting Period and to the extent Mr. Homrich shall have obtained new employment during the Consulting Period, Insys shall make reasonable efforts to minimize disruption of Mr. Homrich’s new employment.

(c)     Reimbursement of Expenses During Consulting Period. Mr. Homrich will be reimbursed by Insys for all reasonable expenses incurred by Mr. Homrich during the Consulting Period and that are directly related to the performance of the consulting services or other requested cooperation, including reasonable and pre-authorized travel, meals, and other incidental business expenses all in accordance with established Insys policies and procedures. Mr. Homrich must receive approval from Michael L. Babich, President and Chief Executive Officer, prior to incurring any travel expenses under the terms of this Agreement. Mr. Homrich must, within fourteen (14) days of incurring any reimbursable expenses, furnish to Insys adequate records and other documentary evidence (collectively a “Reimbursement Request”) required by Insys policies and procedures in order to receive reimbursement for any expenses properly incurred. Assuming Mr. Homrich’s compliance with Insys’s policies and procedures and that Insys does not otherwise dispute the legitimacy or accuracy of such expenses, Insys shall pay Mr. Homrich the amount of the Reimbursement Request within thirty (30) days of Insys’s receipt of such Reimbursement Request.

(d)     Conflicts Of Interest. Mr. Homrich agrees that, during the term of this Agreement, Mr. Homrich will not, without the prior written consent of Insys, engage in, accept employment from, perform services for, or become affiliated with or connected with, either directly or indirectly, any person, firm, corporation, partnership or other business entity which is doing business with Insys relative to any project worked on by Mr. Homrich under this Agreement, and further agrees that Mr. Homrich will avoid all circumstances and actions which would place Mr. Homrich in a position of divided loyalty with respect to Mr. Homrich’s obligations in connection with this Agreement.

(e)     Compliance with Laws. Mr. Homrich shall perform and expressly warrants that he shall perform the services required by this Agreement in accordance with currently approved or accepted methods or practices in the industry for the nature of the services involved and in accordance with all applicable international, federal, state and local laws, statutes, regulations, rules and ordinances, as amended from time to time.

3.             Consulting Services Payments.

(a)     Consulting Consideration. In consideration for Mr. Homrich’s consulting services contemplated during the Consulting Period Insys agrees to provide the consulting services fees set forth on Exhibit A (the “Consulting Fees”). Notwithstanding any provision in this Agreement to the contrary, the consulting services are not intended to be and are not employment compensation. In addition, if any payment under this Agreement is determined to be subject to Section 409A, this Agreement shall be interpreted and administered such that such payments comply to the fullest extent possible with Section 409A of the Code. Each installment payment or other payment hereunder shall be considered a separate “payment” for purposes of Section 409A. Insys also agrees to reimburse Mr. Homrich for an amount equal to the employer portion of Mr. Homrich’s COBRA premiums, in an amount not to exceed $1,448 in any given month or in the aggregate under this Agreement $17,376, for a period to commence on the date hereof and end upon the earlier of (A) twelve months or (B) the date that Mr. Homrich obtains employment (not including employment from a temporary placement agency). The COBRA premiums shall be reimbursed to Mr. Homrich within 30 days upon him presenting to Insys reasonable documentary evidence of proof of payment of such premium(s), unless disputed by Insys in writing. Mr. Homrich acknowledges and agrees that he is solely responsible for obtaining his COBRA benefits and for making payments to obtain such COBRA benefits (and paying for any applicable taxes and fees related to payments from Insys) and the obligations of Insys are solely reimbursement obligations.

(b)     Independent Contractor/Payment of Taxes. Mr. Homrich understands, acknowledges and agrees that consulting arrangement set forth under this Agreement after the Separation Date creates an independent contractor relationship, not an employment relationship. Mr. Homrich acknowledges and agrees that, after the Separation Date, other than the reimbursement by Insys of COBRA payments made by Mr. Homrich as set forth in Section 1(a) directly above, the Company will not provide him with any employee benefits, including but not limited to any employee stock purchase plan, social security, unemployment, medical, or pension payments, and that income tax withholding is Consultant’s responsibility. Except as otherwise required by law, Insys shall not withhold any sums or payments made to Mr. Homrich for social security or other federal, state or local tax liabilities or contributions, and all withholdings, liabilities and contributions shall be solely Mr. Homrich’s responsibility. Insys shall issue a Form 1099 to Mr. Homrich at the appropriate time as it reasonably determines based upon advice or counsel from its accounting, tax and legal advisors. Further, Consultant understands and agrees that the Consulting Fees or the related consulting services are not covered under the unemployment compensation laws and are not intended to be covered by workers’ compensation laws. In addition, the parties acknowledge that neither party has, or shall be deemed to have, the authority to bind the other party due to the nature of these consulting services. In connection with the Consulting Fees, Mr. Homrich represents, covenants and agrees to pay all federal, state, social security and local taxes when due and owing.

4.             Release of Claims.

(a)     In exchange for the consideration provided in Section 1 of this Agreement, Mr. Homrich and his heirs, executors, administrators and assigns (collectively the "Releasors") forever waive, release and discharge the Insys Group from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, that Mr. Homrich has ever had against the Insys Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the Separation Date, including, but not limited any claims under:

●	Title VII of the Civil Rights Act, as amended;
●	the Civil Rights Act of 1991, as amended;
●	the Arizona Civil Rights Act;
●	the Arizona Employment Protection Act;
●	the Americans with Disabilities Act, as amended;
●	the Family and Medical Leave Act, as amended;
●	the Fair Labor Standards Act;
●	the Equal Pay Act, as amended;
●	the Employee Retirement Income Security Act, as amended (with respect to unvested benefits);
●	The Labor Management Relations Act;
●	The National Labor Relations Act;
●	Section 1981 of U.S.C. Title 42;
●	the Sarbanes-Oxley Act of 2002, as amended;
●	the Older Workers Benefit Protection Act;

●	the Worker Adjustment and Retraining Notification Act, as amended;
●	the Age Discrimination in Employment Act, as amended;
●	the Uniform Services Employment and Reemployment Rights Act, as amended;
●

ALL STATE AND LOCAL STATUTES THAT MAY BE LEGALLY WAIVED THAT EMPLOYEES COULD BRING EMPLOYMENT CLAIMS UNDER, INCLUDING ANY STATE OR LOCAL ANTI-DISCRIMINATION STATUTE, WAGE AND HOUR STATUTE, LEAVE STATUTE, EQUAL PAY STATUTE AND WHISTLEBLOWER STATUTE and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released; and

●

any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm.

However, this general release of claims excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although Mr. Homrich waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers' compensation or unemployment laws, and/or any claims which cannot be waived by law. For the sake of clarity, to the extent the law permits Mr. Homrich to file or otherwise pursue on his behalf any charge, complaint or claim against Insys or the Insys Group, Mr. Homrich expressly agrees to waive, forfeit or otherwise forgo any monetary damages, including but not limited to compensatory damages, punitive damages, any statutory share of the damages and/or penalties imposed on Insys or the Insys Group and attorneys' fees, to which Mr. Homrich may otherwise be entitled in connection with said charge, complaint or claim.

(b)     This Agreement may be used by Insys to completely bar any action or suit before any court, arbitral, or administrative body, other than with respect to any claim under federal, state, local or other law relating to the obligations under this Agreement. Furthermore, Mr. Homrich specifically agrees that, except as set forth herein, he will not be entitled to any further payment of any kind from Insys or its board of directors. Notwithstanding any provision hereof to the contrary, Mr. Homrich shall be entitled to any tail coverage under Insys’s directors and officers insurance coverage if and as applicable to his service as an officer of Insys prior to the Separation Date.

(c)     Mr. Homrich represents and warrants that he is the sole and lawful owner of all right, title and interest in and to every claim and other rights that are being released above and that no other party has received any assignment or other right of substitution or subrogation to any such claim or right. Mr. Homrich also represents that he has the full power and authority to enter into the waivers and releases set forth in this Agreement. With respect to the foregoing release, Mr. Homrich hereby waives all rights or protection under law of any state, territory, country or any political division thereof, to the extent applicable, which purports to restrict or govern the granting of waivers and releases (such foregoing language is not intended to indicate that the law of any jurisdiction other than Arizona is applicable to this Agreement).

5.             Restrictive Covenants.

(a)           Confidentiality. Mr. Homrich understands and acknowledges that during the course of employment by Insys, he has had access to and learned about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to the Insys Group and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Mr. Homrich further understands and acknowledges that this Confidential Information and Insys’s ability to reserve it for the exclusive knowledge and use of the Insys Group is of great competitive importance and commercial value to Insys, and that improper use or disclosure of the Confidential Information by Mr. Homrich might cause Insys to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Insys Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to Insys in confidence.

Mr. Homrich understands that the above list is not exhaustive, and that Confidential Information also includes other information that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Mr. Homrich understands and agrees that Confidential Information developed by him in the course of his employment by Insys shall be subject to the terms and conditions of this Agreement as if Insys furnished the same Confidential Information to Mr. Homrich in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Mr. Homrich, provided that such disclosure is through no direct or indirect fault of Mr. Homrich or person(s) acting on Mr. Homrich’s behalf.

(b)          Acknowledgment. Mr. Homrich understands that the nature of his position has provided him access to and knowledge of Confidential Information and placed him in a position of trust and confidence with the Insys Group. Mr. Homrich understands and acknowledges that the intellectual and technical services he provided to the Insys Group are unique and extremely valuable because of his experience in the industry and the growth trajectory of Insys during his employment. Mr. Homrich has acknowledged that he had certain Confidential Information of Insys in his possession that he had sent himself through his personal email or had otherwise removed from the premises of Insys and Mr. Homrich agrees, certifies and represents that all such Confidential Information of Insys, in whatever form, has been destroyed, deleted or returned to Insys as of the date hereof so that Mr. Homrich is not in possession of any documents, forms, presentations or models that are the property of Insys.

Mr. Homrich further understands and acknowledges that the Insys Group’s ability to reserve these for the exclusive knowledge and use of the Insys Group is of great competitive importance and commercial value to the Insys Group, and that improper use or disclosure by Mr. Homrich is likely to result in unfair or unlawful competitive activity.

(c)          Disclosure and Use Restrictions.

Mr. Homrich agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Insys Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Insys Group and, in any event, not to anyone outside of the direct employ of the Insys Group except as required in the performance of any of Mr. Homrich’s remaining authorized employment or consulting duties to Insys or with the prior consent of an authorized officer acting on behalf of the Insys Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Insys Group, except as required in the performance of any of Mr. Homrich’s remaining authorized employment or consulting duties to Insys or with the prior consent of an authorized officer acting on behalf of the Insys Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Mr. Homrich shall promptly provide written notice of any such order to an authorized officer of the Insys Group.

(d)          Duration of Confidentiality Obligations. Mr. Homrich understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately and shall continue during and after his employment by Insys until such time as such Confidential Information has become public knowledge other than as a result of Mr. Homrich’s breach of this Agreement or breach by those acting in concert with Mr. Homrich or on Mr. Homrich’s behalf.

(e)          Non-Competition. Mr. Homrich acknowledges and re-affirms the non-compete obligations set forth in his Former Employment Agreement and the non-solicitation and other obligations set forth in his Employee Proprietary Information and Inventions Assignment Agreement dated February 10, 2014. For the sake of clarity, the Parties hereto agree that the one (1) year covenant to not compete commences on the Separation Date and shall end on the last day of the twelfth (12th) month thereafter.

(f)          Additional Restrictions. After the date hereof and during the Consulting Period, Mr. Homrich hereby agrees to comply with the Company’s (i) Code of Business Conduct and Ethics and (ii) Insider Trading Policy.

6.             Knowing and Voluntary Acknowledgement. Mr. Homrich specifically agrees and acknowledges that: (a) Mr. Homrich has read this Agreement in its entirety and understands all of its terms; (b) Mr. Homrich has been advised of and has availed himself of his right to consult with his attorney prior to executing this Agreement; (c) Mr. Homrich knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; Mr. Homrich is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which he is otherwise entitled; (d) Mr. Homrich is not waiving or releasing rights or claims that may arise after his execution of this Agreement; and that (e) Mr. Homrich understands that the waiver and release in this Agreement is being requested in connection with the cessation of his employment with Insys.

Mr. Homrich further acknowledges that he has had twenty-one (21) days to consider the terms of this Agreement, although he may sign it sooner if desired. Further, Mr. Homrich shall have an additional seven (7) days from the date on which he signs this Agreement to revoke consent to his release of claims under the ADEA by delivering notice of revocation to Michael L. Babich at Insys Therapeutics, Inc., 1333 South Spectrum Blvd, Suite 100, Chandler, AZ 85286 before the end of such seven-day period. In the event of such revocation by Mr. Homrich, Insys shall have the option of treating this Agreement as null and void in its entirety.

This Agreement shall not become effective, if at all, until the eighth (8th) day after Mr. Homrich and Insys execute this Agreement (and assuming Mr. Homrich does not revoke his release of claims provided hereunder during the preceding seven day period pursuant to a notice described directly above). Such date shall be the “Effective Date” of this Agreement. No payments due to Mr. Homrich hereunder shall be made or begin before the Effective Date.

7.             Non-Disparagement. Mr. Homrich agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Insys Group or Insys’s businesses and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. Insys agrees and covenants that it will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Mr. Homrich, now or in the future.

This Section does not, in any way, restrict or impede Mr. Homrich or Insys from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Mr. Homrich shall promptly provide written notice of any such order to the General Counsel of Insys.

8.             Restrictive Covenant Remedies. In the event of a breach or threatened breach by Mr. Homrich of any of the relevant provisions of this Agreement, Mr. Homrich hereby consents and agrees that Insys shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

9.             Successors and Assigns.

(a)           Assignment by Insys.

To the extent permitted by state law, Insys may assign this Agreement to any subsidiary or corporate affiliate in the Insys Group. This Agreement shall be automatically binding upon and inure to the benefit of or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Insys.

(b)           No Assignment by Mr. Homrich.

Mr. Homrich may not assign this Agreement or any part hereof. Any purported assignment by Mr. Homrich shall be null and void from the initial date of purported assignment.

10.           Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of Arizona without regard to conflicts-of-law principles.

11.           Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Mr. Homrich and the Insys Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement. In the event of any inconsistency between the statements in the body of this Agreement and his Former Employment Agreement, the statements in the body of this Agreement shall control and, other than as expressly provided hereunder, Mr. Homrich hereby unconditionally waives and forfeits any other compensation he may be entitled to from the Insys Group.

12.           Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Mr. Homrich and by an authorized officer of Insys. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

13.           Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

14.           Arbitration and Jurisdiction and Venue. Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement. Nothing in this Agreement will preclude Insys or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with any obligations of confidentiality or under a covenant not to compete. Any action or proceeding by either of the Parties to enforce the obligations of confidentiality, covenant not to compete and non-disparagement shall be brought only in any state or federal court located in the state of Arizona, County of Maricopa. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

15.           Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17.           Tolling. Should Mr. Homrich violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which Mr. Homrich ceases to be in violation of such obligation.

18.           Attorneys’ Fees. Should either Party breach this Agreement, to the extent permitted by state law, the prevailing party will be responsible for payment of all reasonable attorneys' fees and costs that the prevailing party incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

19.           Notice. Mr. Homrich agrees to notify any subsequent Insys of the restrictive covenants section contained in this Agreement. In addition, Mr. Homrich authorizes Insys Group to provide a copy of the restrictive covenants section of this Agreement to third parties, including but not limited to, Mr. Homrich’s subsequent, anticipated or possible future Insys.

20.           Acknowledgment of Full Understanding. MR. HOMRICH ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. MR. HOMRICH ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT. MR. HOMRICH FURTHER ACKNOWLEDGES THAT HIS SIGNATURE BELOW IS AN AGREEMENT TO RELEASE INSYS FROM ANY AND ALL CLAIMS.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

INSYS THERAPEUTICS, INC.

By: /s/ Michael L. Babich Name: Michael L. Babich Title: President and CEO

CHRISTOPHER HOMRICH

By: /s/ Christopher Homrich

EXHIBIT A

CONSULTING SERVICES FEES

The Consulting Services Fees shall be an aggregate amount equal to $312,500 (Three Hundred and Twelve Thousand Five Hundred Dollars) to be paid to Mr. Homrich through the Consulting Period as follows:

●	$62,500 (Sixty Two Thousand Five Hundred Dollars) shall be paid to Mr. Homrich on November 15, 2014;
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on January 30, 2015;
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on February 27, 2015;
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on March 31, 2015;
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on April 30, 2015;
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on May 29, 2015;
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on June 30, 2015;
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on July 31, 2015;
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on August 31, 2015;
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on September 30, 2015; and
●	$25,000 (Twenty Five Thousand Dollars) shall be paid to Mr. Homrich no later than on October 30, 2015.

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